CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-170889 and 333-182504 on Form S-8 and Nos. 333-172795, 333-205380, 333-211548, and 333-211549 on Form S-3 of our reports dated February 22, 2017, relating to the consolidated financial statements and financial statement schedule of GGP Inc. (formerly General Growth Properties, Inc.) and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of a new accounting standard) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of GGP Inc. for the year ended December 31, 2016.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 22, 2017